Exhibit 99.1

Extra Space Storage Inc. Phone (801) 562-5556 Fax (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three Months Ended March 31, 2008

SALT LAKE CITY, Utah, April 28, 2008 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three months ended March 31, 2008.  “The first quarter was notable as we again increased revenues and NOI at our properties.  Our performance is evidence of the strength of our property portfolio, the continuing effectiveness of our revenue management and operational systems, the focus of our team, and the level of demand for self-storage,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

Highlights for the Three Months Ended March 31, 2008:

•      Achieved funds from operations (“FFO”) of $0.28 per diluted share before an approximate $0.02 loss on the sale of the Company’s investment in auction rate securities (“ARS”) and before approximately $0.01 of lease-up dilution from recently opened development properties.  Including these items, FFO was $0.25 per diluted share.

•      Increased revenue and net operating income (“NOI”) in our portfolio of 211 same-stores by 3.0% and 3.2%, respectively, when compared to the three months ended March 31, 2007.  Excluding tenant insurance income, same-store revenue and NOI increased by 2.5% and 2.4%, respectively.

•      Declared and paid a quarterly dividend of $0.25 per common share.

The results for the three months ended March 31, 2008 include the operations of 654 properties, 260 of which were wholly-owned and consolidated, two of which were held in joint ventures and consolidated, 345 of which were held in joint ventures and accounted for using the equity method, and 47 properties of which were managed and in which the Company held no ownership interest.  This compares to the results for the three months ended March 31, 2007, which included the operations of 635 properties, 223 of which were wholly-owned and consolidated, one of which was held in joint venture and consolidated, 347 of which were held in joint ventures and accounted for using the equity method, and 64 properties of which were managed and in which the Company held no ownership interest.  Results for both periods include equity in earnings of real estate joint ventures, management fees and other income.

FFO Per Share for the Three Months Ended March 31, 2008:

FFO per diluted share for the three months ended March 31, 2008 was $0.25.  FFO per share was reduced by approximately $0.02 from a loss on the sale of the Company’s investments in ARS and by approximately $0.01 related to carrying costs associated with the Company’s development program.  Excluding these items, FFO for the three months ended March 31, 2008 was $0.28 per diluted share.  FFO available to common stockholders was $17.9 million for the three months ended March 31, 2008, as compared to $16.3 million for the three months ended March 31, 2007.

The following table sets forth the calculation of FFO for the three months ended March 31, 2008 and 2007 (in thousands, except share and per share data):

	Three months ended March 31,
	2008	2007
Net income	$6,700	$6,470

Adjustments:
Real estate depreciation	9,760	7,585
Amortization of intangibles	1,278	807
Joint venture real estate depreciation and amortization	1,052	1,062
Distributions paid on Preferred Operating Partnership units	(1,438)	—
Income allocated to Operating Partnership minority interest	510	384

Funds from operations	$17,862	$16,308

Weighted average number of shares - diluted	71,359,324	68,786,185

Diluted funds from operations per share	$0.25	$0.24

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The following table sets forth a reconciliation of the Company’s calculation of FFO per diluted share to GAAP net income per diluted share for the three months ended March 31, 2008 and 2007:

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Net income	$0.09	$0.09
Income allocated to Operating Partnership minority interest	0.01	0.01
Net income per diluted share	0.10	0.10

Real estate depreciation	0.13	0.11
Amortization of intangibles	0.02	0.01
Joint venture real estate depreciation and amortization	0.02	0.02
Distributions paid on Preferred Operating Partnership units	(0.02)	—
Diluted funds from operations per share	$0.25	$0.24

Operating Results for the Three Months Ended March 31, 2008:

Total revenues for the three months ended March 31, 2008 were $65.7 million compared to $53.8 million for the three months ended March 31, 2007.  Total expenses for the three months ended March 31, 2008 were $43.7 million compared to $36.2 million for the three months ended March 31, 2007.  Interest expense for the three months ended March 31, 2008 was $16.4 million compared to $13.4 million for the three months ended March 31, 2007.  Net income for the three months ended March 31, 2008 was $6.7 million compared to $6.5 million for the three months ended March 31, 2007.

Same-Store Property Performance:

The Company’s same-store stabilized properties for the three months ended March 31, 2008, consisted of 211 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars in thousands):

	Three Months Ended March 31,		Percent
	2008	2007	Change
Same-store rental revenues	$45,804	$44,682	2.5%
Same-store operating expenses	16,326	15,899	2.7%
Same-store net operating income	29,478	28,783	2.4%

Non same-store rental revenues	11,220	1,549	624.3%
Non same-store operating expenses	4,315	997	332.8%

Total rental revenues	57,024	46,231	23.3%
Total operating expenses	20,641	16,896	22.2%

Same-store square foot occupancy as of quarter end	84.5%	84.5%

Properties included in same-store	211	211

For the three months ended March 31, 2008 the Company increased same-store revenue and NOI by 2.5% and 2.4%, respectively.  Including tenant insurance income, same-store revenue and NOI increased by 3.0% and 3.2%, respectively.

The increase in same-store rental revenue for the three months ended March 31, 2008 over the prior year was due to increased rental rates to existing customers and the Company’s ability to maintain occupancy.  Expenses increased when compared to the prior year due to higher snow removal costs and insurance.

Quarterly Dividend Declared and Paid:

On February 28, 2008, the Company announced its first quarter common stock dividend of $0.25 per share. The dividend was paid on March 31, 2008 to stockholders of record as of March 14, 2008. The dividend payment was calculated based on an annual dividend of $1.00 per share.

Balance Sheet:

As of March 31, 2008, the Company’s total debt, including trust preferred notes and exchangeable senior notes, was $1.3 billion, compared to $1.3 billion at December 31, 2007.  Total cash as of March 31, 2008 was $21.0 million.  The Company’s percentage of total fixed rate debt to total debt was 90.4%. The weighted average interest rate was 5.1% for fixed rate loans and 4.0% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.0%.

“Our capital structure remains in a manageable position.  We have maintained a healthy ratio of fixed-rate debt to total debt and our interest rates are at costs well within our servicing capabilities.  Our maturities are well-staged, and we have borrowing capacity to grow through acquisition and development.  Our extensive experience with various joint-venture partners enables us to access another potential growth channel, both as a source of acquisitions and a source of future financing,” said Kent Christensen, CFO of Extra Space Storage.

Liquidation of Auction Rate Securities:

As outlined in the Company’s quarterly and annual filings with the Securities Exchange Commission, the Company has previously invested excess cash in highly-rated, AAA or AA, ARS for the purposes of liquidity and capital preservation.  The ARS held by the Company included long-term contractual securities and perpetual securities for which the interest rates were reset through auctions every seven, 28 or 35 days.  The auctions have historically provided a liquid market for ARS.

During the year ended December 31, 2007, the auctions associated with the ARS held by the Company failed.  These failures impacted the liquidity and value of the ARS.  On February 29, 2008, the Company liquidated the remainder of its holdings in ARS for $21.8 million in cash.  The amount represented the broker-dealer’s estimated fair market value of the securities as of January 31, 2008.  The Company has retained its rights to pursue the recovery of the amounts lost.

As a result of the liquidation of ARS, the Company recorded a loss on the sale of investments available for sale of approximately $1.4 million to the Company’s income statement for the three months ended March 31, 2008.  The loss recorded is in addition to the $1.2 million other-than-temporary impairment recorded for the three months ended December 31, 2007.  As of March 31, 2008, the Company no longer holds any investments in ARS.

Market Performance:

For the three months ended March 31, 2008, the markets of Chicago, Columbus, Dallas, Detroit, Houston, Nashville and San Francisco/Oakland were the top performers among the Company’s stabilized properties.  Markets performing below the Company’s portfolio average in revenue growth included Las Vegas, Orlando, Philadelphia, Phoenix and West Palm Beach.

Concluded Mr. Woolley:  “The first quarter represents a good start to 2008 for Extra Space Storage. Despite a competitive marketplace and slower economic activity, we have been able to maintain growth in our operating performance.  In my more than 30 years in the self-storage industry, I have seen numerous economic cycles, and self-storage has seen growth through them all.  I believe Extra Space Storage is positioned to continue to perform positively given our portfolio, our innovative use of technology throughout our operating platform, and the skill and dedication of the Extra Space Storage team.  Though we had no acquisitions in the first quarter, we continue to strategically evaluate properties that meet our market criteria and return requirements and are maintaining a flexible balance sheet to pursue opportunities.”

Outlook:

At this time, the Company estimates that fully diluted FFO per share for the three months ending June 30, 2008 will be between $0.30 and $0.31 before development dilution.  After considering the impact of the Company’s development program, the Company expects fully diluted FFO per share for the three months ending June 30, 2008 will be between $0.29 to $0.30 per share.  The Company estimates same-store property revenue and NOI growth will be between 3.0% and 4.0% for the second quarter.

For the year ending December 31, 2008, the Company currently estimates that fully diluted FFO per share will be between $1.23 and $1.27 per share before development dilution.  After considering the impact of carrying costs associated with the Company’s development program, the Company expects fully diluted FFO per share for the year ending December 31, 2008 will be between $1.17 and $1.21 per share.  FFO estimates are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•      Same-store stabilized property revenue growth between 2.5% and 4.0%.

•      Same-store stabilized property expense growth between 2.5% and 3.5%.

•      Same-store stabilized property NOI growth between 2.5% and 4.0%.

•      Net tenant insurance income between $8.0 million and $9.0 million.

•      General and administrative expenses (net of development fees) between $39.0 million and $40.0 million, including estimated non-cash compensation expense of $3.4 million.

•      Interest expense between $63.0 million and $67.0 million.

•      Weighted average LIBOR of 3.0%.

•      Weighted average number of outstanding shares, including OP units, of approximately 72.0 million. Included in this amount are an estimated 3.3 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year.

•      Lease-up dilution associated with the Company’s development program of between $3.5 million and $4.5 million.

•      Taxes associated with the Company’s management company of between $1.0 million and $1.2 million.

Following is a GAAP reconciliation of the range of estimated fully diluted net income per share to estimated fully diluted FFO per share for the three months ending June 30, 2008 and the year ending December 31, 2008:

	For the Three Months Ending June 30, 2008		For the Year Ending December 31, 2008
	Low End	High End	Low End	High End
Net income	$0.12	$0.13	$0.54	$0.58
Income allocated to Operating Partnership minority interest	0.01	0.01	0.04	0.04
Net income per diluted share	0.13	0.14	0.58	0.62

Real estate depreciation	0.14	0.14	0.54	0.54
Amortization of intangibles	0.02	0.02	0.07	0.07
Joint venture real estate depreciation and amortization	0.02	0.02	0.06	0.06
Distributions paid on Preferred Operating Partnership units	(0.02)	(0.02)	(0.08)	(0.08)
Diluted funds from operations per share	$0.29	$0.30	$1.17	$1.21

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form
10-Q.  Such factors include, but are not limited to:

•      changes in general economic conditions and in the markets in which we operate;

•      the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•      potential liability for uninsured losses and environmental contamination;

•      difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•      the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•      recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•      delays in the development and construction process, which could adversely affect our profitability; and

•      economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, and then on “Financial Reports” and the document entitled “Q1 2008 Supplemental Financial Information.”

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Tuesday, April 29, 2008 to discuss its financial results for the three months ended March 31, 2008.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “investor relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Tuesday, April 29, 2008 at 3:00 p.m. Eastern Time through Tuesday, May 13, 2008 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter passcode 70476514.  International callers should dial 617-801-6888 and enter the same passcode.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 654 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 450,000 units and 48 million square feet rented by approximately 340,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow –

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,788,625	$1,791,377
Real estate under development	64,533	49,945
Net real estate assets	1,853,158	1,841,322

Investments in real estate ventures	94,711	95,169
Cash and cash equivalents	21,010	17,377
Investments available-for-sale	—	21,812
Restricted cash	34,213	34,449
Receivables from related parties and affiliated real estate joint ventures	9,529	7,386
Other assets, net	36,663	36,560
Total assets	$2,049,284	$2,054,075

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$951,402	$950,181
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	250,000	250,000
Line of credit	—	—
Accounts payable and accrued expenses	34,787	31,346
Other liabilities	17,969	18,055
Total liabilities	1,373,748	1,369,172

Minority interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,612	30,041
Minority interest in Operating Partnership	33,371	35,135
Other minority interests	(333)	(194)

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 66,437,222 and 65,784,274 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	664	658
Paid-in capital	827,474	826,026
Other comprehensive deficit	—	(1,415)
Accumulated deficit	(215,252)	(205,348)
Total stockholders’ equity	612,886	619,921
Total liabilities, minority interests, and stockholders’ equity	$2,049,284	$2,054,075

Extra Space Storage Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three months ended March 31,
	2008	2007

Revenues:
Property rental	$57,024	$46,231
Management and franchise fees	5,077	5,208
Tenant insurance	3,478	2,143
Other income	128	194
Total revenues	65,707	53,776

Expenses:
Property operations	20,641	16,896
Tenant insurance	1,162	973
Unrecovered development and acquisition costs	164	250
General and administrative	10,179	9,240
Depreciation and amortization	11,581	8,796
Total expenses	43,727	36,155

Income before interest, equity in earnings of real estate ventures, loss on investments available for sale and minority interests	21,980	17,621

Interest expense	(16,354)	(13,396)
Interest income	425	1,448
Interest income on note receivable from Preferred Unit holder	1,213	—
Equity in earnings of real estate ventures	1,222	1,197
Loss on sale of investments available for sale	(1,415)	—
Minority interest - Operating Partnership	(510)	(384)
Minority interests - Other	139	(16)
Net income	$6,700	$6,470

Net income per common share
Basic	$0.10	$0.10
Diluted	$0.10	$0.10

Weighted average number of shares
Basic	65,825,022	64,058,756
Diluted	71,359,324	68,786,185

Cash dividends paid per common share	$0.25	$0.23